FOR: 		Checkpoint Systems, Inc.
	            COMPANY CONTACT:		Steven G. Selfridge
                                          Chief Operating Officer
                                          (609) 384-2473
                                          Jeffrey A. Reinhold
                                          Chief Financial Officer
                                          (609) 384-2457
                INVESTOR CONTACTS:        Donna Stein/Stephanie
                                          Conzelman/Cindy Reid
                                          Morgen-Walke Associates, Inc.
                                          (212) 850-5600
                   PRESS CONTACTS:        Scott Sunshine/ Claudia Moscarella
							Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE                     (212) 850-5600


CHECKPOINT SYSTEMS REPORTS 1997 FOURTH QUARTER AND YEAR END RESULTS

--Completes Tokai Electronics Co., Ltd. Acquisition--

THOROFARE, NJ, February 10, 1998 -- Checkpoint Systems, Inc., (NYSE:CKP) today reported record revenues for the fourth quarter and year ended
December 28, 1997.

Revenues for the 1997 year were $335,964,000, a 15.2% increase over 1996 revenues of $291,769,000. Net earnings for 1997 were $20,796,000, or $0.59 per share, before non-recurring and restructuring charges. Net earnings were $20,447,000, or $0.60 per share in 1996. Including the after tax impact of the non-recurring and restructuring charges incurred during the fourth quarter of 1997, net earnings were $8,228,000, or $0.23 per share for 1997.

Fourth quarter net revenues rose 29.6% to a record $98,790,000 from $76,218,000 for the same period last year. Earnings for the fourth quarter before non-recurring and restructuring charges increased 25.5% to $7,445,000, or $0.21 per share, compared with $5,933,000, or $0.17 per share in the prior year's fourth quarter. Including the after tax non-recurring and restructuring charges, the Company reported a net loss for the quarter of $5,123,000, or $0.15 per share.

All references to earnings per share are on a diluted basis. See attached table. --more--

Checkpoint previously announced pre-tax fourth quarter 1997 restructuring and one time special charges totaling $17,100,000. The charges will position the Company for future efficiencies and profit improvement and are principally related to severance, termination of facility leases, expansion of new manufacturing facilities, termination of master reseller agreements, consolidation of research and development activities and marketing investments.

Checkpoint also announced that it has completed the purchase of the operating assets and business of Tokai Electronics Co., Ltd., a Japanese manufacturer of radio frequency (RF) labels licensed from Checkpoint. Checkpoint has held a one-third interest in Tokai since 1995.

Checkpoint Systems, Inc., located in Thorofare, New Jersey, is a leading provider of integrated security to retailers. More than 330,000 Checkpoint RF EAS systems are installed worldwide. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

--Table Follows--

                        Checkpoint Systems, Inc.
                    Consolidated Statements of Income
              (Amounts in thousands except per share amounts)

Operating Results (unaudited)
========================================================================
                               Quarter Ended	     Twelve Months Ended
                                (13 weeks)	          (52 weeks)
                            Dec. 28,    Dec. 29,     Dec. 28,    Dec. 29,
     	                          1997	       1996	        1997	       1996
                           ---------   ---------    ---------   ---------
Net revenues	              $  98,791   $  76,218    $ 335,964   $ 291,769
Cost of revenues	             64,713a	    42,308	     201,724a    168,024
                            --------    --------     --------    --------
Gross profit	                 34,078     	33,910     	134,240     123,745
Selling, general and
 Administrative expenses	     31,694b    	25,766     	114,591b    	93,676
Restructuring charge	          7,945	        ---     	  7,945	        ---
                            --------    --------     --------    --------
 Income (loss) operations     (5,561)      8,144       11,704      30,069

Interest income                1,584       2,769        8,676       8,339
Income expense	                2,518     	 2,444	       9,573	      9,557
Other income	                    369	         90     	  2,758       1,026
                            --------    --------     --------    --------
Income (loss) before taxes   	(6,126)	     8,559     	 13,565     	29,877
Income tax expense (benefit)	   (966)      2,626	       5,445     	 9,430
Minority interest	                37           0	         108           0
                            --------    --------     --------    --------
Net earnings (loss)	       $  (5,123)c $   5,933    $   8,228c  $  20,447
                           ==========  =========    =========   =========
Earnings (loss)  per share:
Basic	                     $   (0.15)  $    0.17    $    0.24   $    0.64
                           =========   =========    =========   =========
Diluted	                   $   (0.15)  $    0.17    $    0.23   $    0.60
                           =========   =========    =========   =========


(a) Includes non-recurring charges of $6,600 and restructuring charges of $1,055.
(b) Includes non-recurring charges of $1,500.
(c) Includes net non-recurring and restructuring charges of $12,568.

Financial Position
========================================================================
                           Dec. 28, 	         Dec. 29,
                             1997               1996
                           --------           --------
                          (unaudited)

Cash and investments	      $  64,138	         $ 185,836
Working capital	             211,570	           285,753
Current assets	              297,680	           348,144
Long-term debt	              150,912	           153,356
Shareholders' equity	        277,550	           300,794
Total assets	                516,434	           521,653


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